NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports First Quarter 2012 Results

Dallas (May 15, 2012) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2012. ARL announced today that the Company reported net loss applicable to common shares of $7.5 million or $0.65 per diluted earnings per share, as compared to a net loss applicable to common shares of $9.8 million or $0.85 per diluted earnings per share for the same period ended 2011. Included in the net loss applicable to common shares of $7.5 million is $5.7 million in depreciation and amortization expense for the three months ended March 31, 2012. For the same period ending March 31, 2011, included in the net loss applicable to common shares of $9.8 million is $7.2 million in depreciation and amortization expense and $6.1 million of impairment reserves on real estate assets and notes receivable.

Rental and other property revenues were $30.3 million for the three months ended March 31, 2012. This represents an increase of $2.4 million, as compared to the prior period revenues of $27.9 million. This change, by segment, is an increase in the apartment portfolio of $2.7 million, offset by decrease in the commercial portfolio of $0.1 million and decrease in the land and other portfolios of $0.2 million. Within the apartment portfolio, there was an increase of $2.2 million due to the developed properties in the lease-up phase and an increase of $0.5 million in the same property portfolio. Within the commercial portfolio, the same property portfolio decreased by $0.1 million. Over the past several years, we have directed our efforts to apartment development and put some of our land development projects on hold until the economic conditions turn around. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Mortgage and loan interest expense was $17.7 million for the three months ended March 31, 2012. This represents an increase of $3.0 million, as compared to the prior period interest expense of $14.7 million. This change, by segment, is an increase in our apartment portfolio of $4.1 million, an increase in our commercial portfolio of $0.5 million, offset by a decrease in our land and other portfolio of $1.6 million. Within the apartment portfolio, the same apartment portfolio increased $3.0 million due to prepayment penalties paid for the refinancing of four apartment loans in the current period. The developed properties increased $1.1 million due to properties in the lease-up phase. Once an apartment is completed, the interest expense is no longer capitalized. Within the commercial portfolio, the same properties increased by $0.6 million due to changes in terms on existing mortgages. The decrease in the land and other portfolio was due to land sales.

There was no provision for impairment recorded in the current year.

Interest income was $3.3 million for the three months ended March 31, 2012. This represents an increase of $2.6 million, as compared to the prior period interest income of $0.7 million. The majority of this increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. Prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes, we recorded interest as earned.

Loss on land sales increased for the three months ended March 31, 2012, as compared to the prior period. In the current period, we sold 461.17 acres of land in five separate transactions for an aggregate sales price of $8.2 million and recorded a loss of $1.0 million. In the prior period, we sold 230.45 acres of land in 12 separate transactions for an aggregate sales price of $50.1 million and recorded a gain of $5.3 million.

Included in discontinued operations are a total of three and 23 properties as of 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for the current and prior reporting periods. In 2012, we sold one apartment complex one apartment complex was held for sale and one commercial property was held for sale. In 2011, we sold two apartment complexes 12 commercial properties, four hotels, 13 acres of land with a storage warehouse and one trade show and exhibit hall. The gain on sale of the properties is also included in discontinued operations for those years.

About American Realty Investors, Mc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $167 and $0 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	$30,318	$27,918

Expenses:
Property operating expenses(including $307 and $297 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	16,208	15,919
Depreciation and amortization	5,503	5,282
General and administrative(including $922 and $1,187 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	3,181	3,242
Provision on impairment of notes receivable and real estate assets	-	5,178
Advisory fee to affiliate	2,658	3,522
Total operating expenses	27,550	33,143
Operating income	2,768	(5,225)

Other income (expense):
Interest income(including $3,431 and $466 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	3,340	668
Other income (including $1,500 and $0 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	1,628	1,214
Mortgage and loan interest (including $922 and $306 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	(17,735)	(14,666)
Loss on sale of investments	(362)	-
Earnings from unconsolidated subsidiaries and investees	117	(95)
Total other expenses	(13,012)	(12,879)
Loss before gain on land sales, non-controlling interest, and taxes	(10,244)	(18,104)
Gain (loss) on land sales	(1,021)	5,344
Loss from continuing operations before tax	(11,265)	(12,760)
Income tax benefit	1,125	485
Net loss from continuing operations	(10,140)	(12,275)
Discontinued operations:
Loss from discontinued operations	(375)	(2,750)
Gain on sale of real estate from discontinued operations	3,588	4,137
Income tax expense from discontinued operations	(1,125)	(485)
Net income from discontinued operations	2,088	902
Net loss	(8,052)	(11,373)
Net loss attributable to non-controlling interest	1,177	2,170
Net loss attributable to American Realty Investors, Inc.	(6,875)	(9,203)
Preferred dividend requirement	(613)	(617)
Net loss applicable to common shares	$(7,488)	$(9,820)

Earnings per share - basic
Loss from continuing operations	$(0.83)	$(0.93)
Income from discontinued operations	0.18	0.07
Net loss applicable to common shares	$(0.65)	$(0.86)

Earnings per share - diluted
Loss from continuing operations	$(0.83)	$(0.93)
Income from discontinued operations	0.18	0.07
Net loss applicable to common shares	$(0.65)	$(0.86)

Weighted average common share used in computing earnings per share	11,525,389	11,493,115
Weighted average common share used in computing diluted earnings per share	11,525,389	11,493,115

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(8,963)	$(10,105)
Income from discontinued operations	2,088	902
Net loss	$(6,875)	$(9,203)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,081,349	$1,120,122
Real estate held for sale at cost, net of depreciation ($3,168 and $1,752,for 2012 and 2011)	28,663	15,015
Real estate subject to sales contracts at cost, net of depreciation ($10,000 and $9,790 in 2012 and 2011)	45,956	49,982
Less accumulated depreciation	(160,628)	(158,489)
Total real estate	995,340	1,026,630
Notes and interest receivable
Performing (including $100,713 and $104,969 in 2012 and 2011 from affiliates and related parties)	114,810	110,136
Non-performing (including $3,279 and $0 in 2012 and 2011 from affiliates and related parties)	9,160	4,787
Less allowance for estimated losses (including $18,962 and $8,962 in 2012 and 2011 from affiliates and related parties)	(23,383)	(13,383)
Total notes and interest receivable	100,587	101,540
Cash and cash equivalents	8,161	20,312
Investments in unconsolidated subsidiaries and investees	7,848	10,746
Other assets (including $22 and $11 in 2012 and 2011 from affiliates and related parties)	69,718	76,243
Total assets	$1,181,654	$1,235,471

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$833,969	$855,619
Notes related to assets held-for-sale	20,089	13,830
Notes related to subject to sales contracts	40,615	44,516
Stock-secured notes payable and margin debt	26,486	26,898
Affiliate payables	638	10,294
Deferred gain (including $77,227 and $71,964 in 2012 and 2011 from sales to related parties)	79,072	78,750
Accounts payable and other liabilities (including $1,861 and $1,822 in 2012 and 2011 to affiliates and related parties)	94,663	110,307
	1,095,532	1,140,214

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,353,954 shares in 2012 and 2011 (liquidation preference $10 per share), including 900,000 shares in 2012 and 2011 held by subsidiaries	4,908	4,908
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2012 and in 2011	115	115
Treasury stock at cost; 415,785 shares in 2012 and 2011 and 234,314 and 236,587 shares held by TCI as of 2012 and 2011.	(6,395)	(6,395)
Paid-in capital	106,127	105,388
Retained earnings	(54,361)	(47,486)
Accumulated other comprehensive income	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	49,608	55,744
Non-controlling interest	36,514	39,513
Total equity	86,122	95,257
Total liabilities and equity	$1,181,654	$1,235,471